Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 12, 2009 (except for the retrospective adoption of new accounting guidance related to noncontrolling interests described in Note B, as to which the date is March 11, 2010), with respect to the consolidated financial statements and schedule for the year ended December 31, 2008, included in the Annual Report of TomoTherapy Incorporated and subsidiaries on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of TomoTherapy Incorporated on Forms S-8 (File No. 333-160616, effective July 16, 2009, File No. 333-144318, effective July 3, 2007, and File No. 333-142829, effective May 10, 2007).
/s/ GRANT THORNTON LLP
Milwaukee, Wisconsin
March 3, 2011